                                 SCHEDULE 14A/A

                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:
---------------------------------

         [ ] Preliminary proxy statement
         [X] Definitive proxy statement
         [ ] Definitive additional materials
         [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                   [ ]    Confidential for Use of the Commission
                          Only (as permitted by Rule 14a-6(e)(2))

                           Physicians' Specialty Corp.
                   ------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    -------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

(1)      Title of each class of securities to which transaction applies:

(2)      Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)      Proposed maximum aggregate value of transaction:

(5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid:

(2)      Form, schedule or registration statement no.:

(3)      Filing party:

(4)      Date filed:

                           PHYSICIANS' SPECIALTY CORP.
                              1150 LAKE HEARN DRIVE
                                    SUITE 640
                             ATLANTA, GEORGIA 30342
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 3, 1998

To the Stockholders:

         Notice is hereby given that the Annual Meeting of the Stockholders of Physicians' Specialty Corp. (the "Company") will be held on June 3, 1998, at 10:00 a.m. local time at The Ashford Club, 400 Perimeter Center Terrace, NE, Atlanta, Georgia 30346. The Annual Meeting is called for the following purposes:

         1.       To elect a board of six directors;

         2.       To approve and ratify the Company's 1997 Employee Stock
Purchase Plan;

         3. To approve and ratify an amendment to the Company's 1996 Stock Option Plan in order to increase the number of shares of Common Stock reserved for issuance thereunder from 550,000 to 1,100,000;

         4. To approve and ratify the appointment of Arthur Andersen LLP as the independent auditors of the Company; and

         5. To consider and take action upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

         The close of business on April 27, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. The stock transfer books of the Company will not be closed.

         All stockholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

                                   By Order of the Board of Directors,

                                   Ramie A. Tritt, M.D.,
                                   Chairman of the Board and President
Dated: April 30, 1998

                           PHYSICIANS' SPECIALTY CORP.
                              1150 LAKE HEARN DRIVE
                                    SUITE 640
                             ATLANTA, GEORGIA 30342
                                 (404) 256-7535

                                   -----------

                                 PROXY STATEMENT

                                   -----------

                         ANNUAL MEETING OF STOCKHOLDERS

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Physicians' Specialty Corp., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders to be held at The Ashford Club, 400 Perimeter Center Terrace, NE, Atlanta, Georgia 30346 on June 3, 1998, at 10:00 a.m. and for any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any stockholder giving such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to the Executive Vice President and Chief Financial Officer of the Company, at the above stated address. Attendance at the Annual Meeting will not have the effect of revoking the proxy unless such written notice is given or the stockholder votes by ballot at the Annual Meeting.

         If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted in favor of the actions described in this Proxy Statement, including the election of the nominees set forth under the caption "Election of Directors", the approval and ratification of the 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan"), the approval and ratification of an amendment to the Company's 1996 Stock Option Plan (the "1996 Option Plan") and the approval and ratification of the appointment of Arthur Andersen LLP as the independent auditors of the Company.

         The approximate date on which this Proxy Statement and the accompanying form of proxy will first be mailed or given to the Company's stockholders is April 30, 1998.

         Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you do attend, you may vote by ballot at the Annual Meeting, thereby cancelling any proxy previously given.

                                VOTING SECURITIES

         Only holders of shares (the "Shares") of the Company's Common Stock, par value $.001 per share (the "Common Stock"), of record as of the close of business on April 27, 1998, are entitled to notice of and to vote at the Annual Meeting. On the record date there were issued and outstanding 6,515,863 Shares each entitled to one vote upon all matters to be acted upon at the Annual Meeting. A majority of the outstanding Shares entitled to vote on any matter and represented at the Annual Meeting in person or by proxy shall constitute a quorum. Assuming a quorum is present, the affirmative vote of a plurality of the 6,515,863 Shares so represented and entitled to vote is necessary to elect the directors, and the affirmative vote of a majority of the 6,515,863 Shares so represented and entitled to vote, excluding broker non-votes, is necessary to approve the 1997 Purchase Plan, the amendment to the 1996 Option Plan and the appointment of Arthur Andersen LLP as the independent auditors of the Company. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's Shares will not be voted on such matter. Thus, an abstention from voting on any matter has the same legal effect as a vote "against" the matter, even though the stockholder may interpret such action differently. Except for determining the presence or absence of a quorum for the transaction of business, broker non-votes are not counted for any purpose in determining whether a matter has been approved.

                             PRINCIPAL STOCKHOLDERS

         Set forth below is information concerning stock ownership of all persons known by the Company to own beneficially 5% or more of the Shares, each director, each executive officer named under "Executive Compensation" and all directors and executive officers of the Company as a group based upon the number of outstanding Shares as of April 27, 1998.

                                                            PERCENTAGE OF
NAME AND ADDRESS                         SHARES             SHARES BENEFICIALLY
OF BENEFICIAL OWNER(1)              BENEFICIALLY OWNED(2)   OWNED
----------------------              ---------------------   -------------------

Ramie A. Tritt, M.D.(3)                 1,776,441                   27.2%

Gerald R. Benjamin(4)                     303,948                    4.7

Richard D. Ballard(5)                      99,984                    1.5

Lawrence P. Kraska(6)                      42,496                      *

Robert A. DiProva(7)                       67,490                    1.0

Edward R. Casas, M.D.(8)                    7,500                      *

Steven L. Posar, M.D.(8)                    7,500                      *

Sidney Kirschner(8)                         7,500                      *

Joseph A. Cohen                           394,700                    6.1
  c/o The Garnet Group, Inc.
  825 Third Avenue
  New York, New York 10022(9)

All executive officers and
  directors of the Company              2,312,859                   34.2%
  as a group (8 persons)(10)

-----------

*       Less than 1%
(1) Unless otherwise indicated, the address is c/o Physicians' Specialty Corp., 1150 Lake Hearn Drive, Suite 640, Atlanta, Georgia 30342.
(2) Beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission ("S.E.C.") and generally means the power to vote and/or to dispose of the securities regardless of any economic interest therein. In computing the number and percentage ownership of Shares beneficially owned by a person, Shares subject to options held by that person that are exercisable within 60 days are deemed outstanding. Such Shares, however, are not deemed outstanding for purposes of computing the percentage ownership of stockholders other than such person.
(3) Includes (i) 1,761,257 Shares owned directly by Dr. Tritt, (ii) 12,500 Shares issuable upon exercise of options that are exercisable within 60 days and (iii) 2,684 Shares held by Dr. Tritt's mother as custodian for Dr. Tritt's children. Excludes 37,500 Shares issuable upon exercise of options which are not exercisable within 60 days.
(4) Includes (i) 293,948 Shares owned by Bock, Benjamin & Co., Partners, L.P. and (ii) 10,000 Shares issuable upon exercise of options that are exercisable within 60 days. Excludes 30,000 Shares issuable upon exercise of options which are not exercisable within 60 days.
(5) Represents Shares issuable upon exercise of options that are exercisable within 60 days. Excludes 119,984 Shares issuable upon exercise of options which are not exercisable within 60 days.
(6) Represents Shares issuable upon exercise of options that are exercisable within 60 days. Excludes 67,496 Shares issuable upon exercise of options which are not exercisable within 60 days.
(7) Represents Shares issuable upon exercise of options that are exercisable within 60 days. Excludes 82,490 Shares issuable upon exercise of options which are not exercisable within 60 days.
(8) Represents Shares issuable upon exercise of options that are exercisable within 60 days. (9) Based upon information provided by Mr. Cohen in a
        Schedule 13D filed under the
        Securities Exchange Act of 1934, as amended (the "1934 Act"), dated January 13, 1998, includes (i) 270,600 Shares owned directly by Mr. Cohen and various entities through which Mr. Cohen directly possesses the power to vote or dispose of such Shares and (ii) 124,100 Shares owned by various individuals and entities through which Mr. Cohen indirectly possesses the power to vote or dispose of such Shares. Mr. Cohen disclaims beneficial ownership of certain of such Shares.
(10) Includes 254,970 Shares issuable upon exercise of options that are exercisable within 60 days. Excludes 337,470 Shares issuable upon exercise of options which are not exercisable within 60 days.

                             ELECTION OF DIRECTORS

        At the Annual Meeting, six directors will be elected by the stockholders to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify. Each of the nominees is currently a director of the Company. Management recommends that the persons named below be elected as directors of the Company and it is intended that the accompanying proxy will be voted for the election as directors of the six persons named below, unless the proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person or persons as shall be designated by management.

        The following sets forth certain information relating to the six nominees for election to the Board of Directors.

        RAMIE A. TRITT, M.D. (48) has served as Chairman of the Board and President of the Company since its inception in July 1996. Dr. Tritt serves as President of Atlanta ENT, a multi- site otolaryngology group practice which is a successor to a practice founded by Dr. Tritt in 1979. Dr. Tritt also serves as President and Medical Director of the ENT Center of Atlanta, Inc., Atlanta ENT Center for Physicians, Inc., and Atlanta AHP, Inc., three otolaryngology provider networks established to contract with HMOs in greater Atlanta, each of which is a wholly-owned subsidiary of the Company. Dr. Tritt was a founding Member and currently serves as President of Georgia Multi-Specialty Group, L.L.C., a consortium of 15 specialty group practices, encompassing approximately 650 physicians, which contracts with payors for specialty medical services throughout the metropolitan Atlanta area. Dr. Tritt has served on the ENT Physician Advisory Board of the Ambulatory Surgery Division of Columbia HCA since January 1997 and also serves on Editorial Board of Physician's Managed Care Report, a managed care publication, and the Credentials Committee of Aetna/U.S. Healthcare of Georgia. Dr. Tritt also serves on the Company's Medical Advisory Board. Dr. Tritt received his M.D. degree from McGill University.

        RICHARD D. BALLARD (49) has served as Chief Executive Officer and a director of the Company since November 1996. Prior to joining the Company, Mr. Ballard served as Vice President of Recruiting for Physicians' Online, Inc., founding an intranet physician recruiting service. Prior to joining Physicians' Online in September 1995, Mr. Ballard served as Executive Vice President, President and Chief Executive Officer of Allegiant Physician Services, Inc. (formerly Premier Anesthesia, Inc.), an anesthesia contracting and physician practice management company. Prior to joining Premier Anesthesia in 1988, Mr. Ballard served for six years as Executive Vice President of Jackson & Coker Inc., a national physician recruiting firm and for seven years as director of national recruiting for Spectrum Emergency Care, Inc.

        GERALD R. BENJAMIN (40) has served as Vice Chairman and Secretary of the Company since its inception in July 1996. Mr. Benjamin serves as Chief Executive Officer of Premier HealthCare, a division of Bock, Benjamin & Co., a boutique health care investment banking concern which Mr. Benjamin co-founded in 1993. Prior to founding Bock, Benjamin & Co., Mr. Benjamin served as Chief Executive Officer of Premier HealthCare, Inc., a health care venture development and management firm which Mr. Benjamin co-founded in 1991. Prior to co-founding Premier HealthCare, Inc., Mr. Benjamin served for ten years as Managing Partner and Director of Corporate Finance Services for Williams, Benjamin, Benator & Libby, an Atlanta, Georgia-based Certified Public Accounting firm. Prior to forming Williams, Benjamin, Benator & Libby in 1982, Mr. Benjamin was a member of the Atlanta office of Ernst & Young. Mr. Benjamin is a Certified Public Accountant and received his B.S. degree in accounting from the University of Kentucky.

        EDWARD R. CASAS, M.D. (38) has served as a director of the Company since November 1996. Dr. Casas currently serves as Chief Executive Officer of Prime Care International, Inc., a California-based multi-site primary care physician practice management concern. Prior to joining PrimeCare in September 1996, Dr. Casas served as Vice President of Mergers and Acquisitions for the Physician Practice Management Division of Caremark International Inc. Prior to joining Caremark International in December 1992, Dr. Casas completed his active duty service as a designated Flight Surgeon in support of Marine special operations and as a clinical Departmental Head in aerospace Medicine in the United States Navy. Prior to completing his medical training, Dr. Casas was Executive Vice President of CES Corporation, an investment banking concern. Dr. Casas is a graduate of Northwestern University's Medical School and Kellogg Graduate School of Management where he concurrently earned an M.D., a Masters of Management and a Masters in Public Health.

        SIDNEY KIRSCHNER (63) has served as a director of the Company since March 1997. Mr. Kirschner currently serves as President and Chief Executive Officer of Northside Hospital, a 455 bed tertiary care facility located in Atlanta, Georgia. Prior to joining Northside Hospital in 1992, Mr. Kirschner served in numerous executive capacities, including President, Chief Executive Officer and Chairman of the Board, of National Service Industries, Inc. a publicly traded diversified manufacturing and industrial services concern. Mr. Kirschner is a member of the Board of Directors of two public companies: Fortune Co. and Superior Surgical Manufacturing Company, Inc.

        STEVEN L. POSAR, M.D. (48) has served as a director of the Company since March 1997. Dr. Posar currently serves as President, Chief Operating and Chief Medical Officer of For Health International, Inc., a long term care and insurance services company. Prior to joining For Health International in November 1997, Dr. Posar served as Senior Vice President, Operations Group of AHI HealthCare Systems, Inc., a publicly traded independent physician management company, recently acquired by FPA Medical Management, Inc. Prior to joining AHI in 1991, Dr. Posar served as Medical Director of Blue Cross of California, a managed care payor. Prior to joining Blue Cross of California, Dr. Posar spent three years as Chief of Cigna Medical Center, and staff medical director of Cigna Healthplan of Los Angeles. Dr. Posar received his M.D. degree from Michigan State University.

        All directors hold office until the next annual meeting of stockholders or until their successors are elected and qualified; vacancies and any additional positions created by board action are filled by action of the existing Board of Directors. All officers serve at the discretion of the Board of Directors.

        The Board of Directors of the Company held three meetings during the fiscal year ended December 31, 1997 ("fiscal 1997"). Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees thereof on which such director served, held during fiscal 1997.

        The Audit Committee consists of Mr. Benjamin, Dr. Casas, Mr. Kirschner and Dr. Posar. The Audit Committee reviews, with the Company's independent accountants, (i) the scope and timing of audit services and any other services that the accountants are asked to perform, (ii) the independent accountants report on the Company's financial statements following completion of their audit and (iii) the Company's policies and procedures with respect to internal accounting and financial controls. In addition, The Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year. The Audit Committee met once during fiscal 1997.

        The Compensation Committee consists of Mr. Ballard, Dr. Casas and Dr. Posar. The Compensation Committee (i) reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company and (ii) reviews general policy matters relating to compensation and benefits of employees of the Company. The Compensation Committee did not meet separately during fiscal 1997. The Company commenced business operations simultaneous with the closing of its initial public offering on March 26, 1997 (the "IPO") and the Board of Directors reviewed matters relating to compensation and benefits of officers and other employees of the Company during fiscal 1997. The Company does not have a nominating committee.

                              DIRECTOR COMPENSATION

        Directors who are not officers or employees of the Company ("Non-Employee Directors") receive a fee of $1,500 per in-person meeting attended and are reimbursed for expenses actually incurred in attending meetings. During fiscal 1997, Mr. Kirschner and Dr. Posar received initial grants of options to purchase 7,500 Shares upon joining the Board of Directors under the 1996 Option Plan. On the date following the date of the Annual Meeting (and each annual meeting of the stockholders), each Non-Employee Director of the Company will receive automatic grants of options to purchase 2,500 Shares under the 1996 Option Plan, which options will be exercisable at a price equal to the fair market value of the Company's Shares on the date of grant. All of the options granted to directors of the Company during fiscal 1997 are exercisable at a price equal to fair market value of the Company's Shares on the date of grant.

                             EXECUTIVE COMPENSATION

        The following summary compensation table sets forth the aggregate compensation paid or accrued by the Company to Richard D. Ballard, the Company's Chief Executive Officer, and to executive officers whose annual compensation exceeded $100,000 for fiscal 1997, for services rendered during the fiscal years ended December 31, 1997 and 1996 (the "Named Executive Officers"):


                                                  SUMMARY COMPENSATION TABLE

                               Annual Compensation                         Long-term Compensation
                               -------------------                         ----------------------
Name and                                                 Other Annual            Securities           All Other
Principal Position         Year   Salary      Bonus(7)   Compensation($)     Underlying Options   (#)   Compensation(8)
------------------         ----   ------      --------   ---------------     ---------------------------------------

Richard D. Ballard......   1997   $150,000     ---             ----                   ----           $4,398
  Chief Executive Officer  1996   $ 10,385(1)  ---             ----                179,968              ---

Ramie A. Tritt, M.D.....   1997   $263,846(2)  ---             ----                   ----              ---
  Chairman of the Board    1996   $      0     ---         $210,268(3)                ----              ---
  and President

Gerald R. Benjamin......   1997   $ 45,231(4)  ---              ---                    ---              ---
  Vice Chairman of
  the Board and
  Secretary

Lawrence P. Kraska......   1997   $ 98,000(5)  ---              ---                    ---           $2,829
  Vice President-
  Operations

Robert A. DiProva.......   1997   $104,933(6)  ---             ----                119,980           $2,733
  Executive Vice
  President and Chief
  Financial Officer

----------

(1) Mr. Ballard's employment commenced as of November 26, 1996 and, accordingly, represents amounts accrued from November 26, 1996 to December 31, 1996, all of which was paid in 1996. See "Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

(2) No compensation was paid or accrued by the Company during 1996 to Dr. Tritt, who received compensation in the form of distributions from three corporations owned by Dr. Tritt (the "ENT Networks") which were acquired by the Company in March 1997 and Atlanta Ear, Nose & Throat Associates, P.C., a medical practice ("Atlanta ENT"), assets of which were acquired by the Company in March 1997. Dr. Tritt's employment commenced as of March 26, 1997 and, accordingly, represents amounts accrued from March 26, 1997 to December 31, 1997, all of which was paid in 1997. Pursuant to an employment agreement effective March 26, 1997 between Dr. Tritt and the Company, Dr. Tritt is entitled to an annual salary of $350,000, subject to adjustments, plus a performance related bonus to be approved by the Board of Directors. Excludes compensation received by Dr. Tritt from Atlanta ENT for medical services provided by Dr. Tritt as a physician at Atlanta ENT during fiscal 1997. See "Employment Contracts and Termination of Employment and Change-In-Control Arrangements" and "Certain Transactions."

(3) Represents the fair market value, on the date acquired, of an aggregate of 30,945 Shares purchased by Dr. Tritt in November and December 1996, less the actual purchase price paid by Dr. Tritt for such Shares.

(4) Mr. Benjamin's employment with the Company commenced as of March 26, 1997 and, accordingly, represents amounts accrued from March 26, 1997 to December 31, 1997, all of which was paid in 1997. Pursuant to an employment agreement effective as of March 26, 1997 between Mr. Benjamin and the Company, during 1997 Mr. Benjamin was employed on a part time basis by the Company and was entitled to an annual salary of $60,000, plus a performance related bonus to be approved by the Board of Directors. In March 1998, Mr. Benjamin's employment agreement was amended to provide that Mr. Benjamin would be employed on a full time basis by the Company and would receive an annual salary of $150,000. Excludes amounts paid by the Company during fiscal 1997 to Premier HealthCare, a division of Bock, Benjamin & Co., an entity in which Mr. Benjamin is a principal, in the aggregate amount of approximately $647,000 for consulting services in connection with acquisitions and certain other transactions by the Company. See "Employment Contracts and Termination of Employment and Change-In-Control Arrangements" and "Certain Transactions."

(5) Mr. Kraska's employment commenced as of March 26, 1997 and, accordingly, represents amounts accrued from March 26, 1997 to December 31, 1997, all of which was paid in 1997. Pursuant to an employment agreement effective March 26, 1997 between Mr. Kraska and the Company, Mr. Kraska is entitled to an annual salary of $130,000, plus a performance related bonus to be approved by the Board of Directors. See "Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

(6) Mr. DiProva's employment commenced as of March 26, 1997 and, accordingly, represents amounts accrued from March 26, 1997 to December 31, 1997, all of which was paid in 1997. Pursuant to an employment agreement effective March 26, 1997 between Mr. DiProva and the Company, Mr. DiProva is entitled to an annual salary of $120,000, plus a performance related bonus to be approved by the Board of Directors. See "Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

(7) The Company did not approve or pay any bonuses to the Named Executive Officers during fiscal 1997.

(8) Amounts shown in this column represent medical insurance premiums paid by the Company.

                      OPTION GRANTS IN THE LAST FISCAL YEAR

         The following table sets forth certain information regarding stock options granted to the Named Executive Officers during fiscal 1997.

                                      Individual Grants
                        ------------------------------------------                Potential Realizable Value
                         Number of                                                     at Assumed Annual
                        Securities      % of Total                                      Rates of Stock
                        Underlying        Options                                   Price Appreciation for
                          Options       Granted to    Exercise or                       Option Term (2)
                          Granted      Employees in   Base Price    Expiration    --------------------------
Name                       (#)(1)       Fiscal Year     ($/Sh)         Date         5%($)           10%($)
----                    ----------     ------------   ------------  -----------  ---------       -----------
Richard D. Ballard....       --               --            --           --             --              --
Ramie A. Tritt, M.D...       --               --            --           --             --              --
Gerald R. Benjamin....       --               --            --           --             --              --
Lawrence R. Kraska....       --               --            --           --             --              --
Robert A. DiProva.....  119,980             62.3%        $6.80      3/27/07       $513,092      $1,300,277

---------

(1) The options listed in the table are exercisable in equal annual installments of 25% on a cumulative basis commencing March 26, 1997.

(2) Calculated by multiplying the exercise price by the annual appreciation rate shown (as prescribed by the S.E.C. rules) and compounded for the term of the options, subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. These amounts are not intended to forecast possible future appreciation, if any, of the price of the Company's Shares. The actual value realized upon exercise of the options will depend on the fair market value of the Company's Shares on the date of exercise.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

      The following table sets forth certain information with respect to the exercise of stock options during fiscal 1997 by the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers as of December 31, 1997:

                                                      Number of Securities             Value of Unexercised
                                                     Underlying Unexercised            In-The-Money Options
                                                   Options at Fiscal Year-End          At Fiscal Year-End
                         Shares           Value               (#)                            ($)(1)
                        Acquired        Realized     ----------------------             ------------------
Name                 on Exercise (#)      ($)      Exercisable   Unexercisable    Exercisable       Unexercisable
----                 ---------------   ---------  -------------  -------------    -----------       -------------

Richard D. Ballard         ---              ---       89,984        89,984         $  321,693        $  321,693
Ramie A. Tritt, M.D.       ---              ---          ---           ---                ---               ---
Gerald R. Benjamin         ---              ---          ---           ---                ---               ---
Lawrence P. Kraska         ---              ---       29,996        29,996            107,236           107,236
Robert A. DiProva          ---              ---       29,995        89,985            107,232           321,696

----------

(1) Calculated by multiplying the number of unexercised in-the-money options outstanding at December 31, 1997 by the difference between the fair market value of the Shares at December 31, 1997 ($10.375) and the option exercise price.


             EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                         CHANGE-IN-CONTROL ARRANGEMENTS


        On November 26, 1996, the Company entered into employment agreements with Ramie A. Tritt, M.D., Richard D. Ballard and Gerald R. Benjamin (effective as of March 26, 1997 with respect to each of Dr. Tritt and Mr. Benjamin). Pursuant to the employment agreements, Dr. Tritt, Mr. Ballard and Mr. Benjamin agreed to serve as the Company's President, Chief Executive Officer and Vice Chairman, respectively. The employment agreements with Dr. Tritt, Mr. Ballard and Mr. Benjamin provide for an initial term of five, three and three years, respectively, with automatic renewals for successive one year terms unless terminated by either party.

        The employment agreement with Dr. Tritt provides for an initial annual base salary of $350,000 plus an annual performance related bonus of up to 50% of his base salary, to be approved by the Board of Directors, in consideration of his devoting approximately 50% of his business time each week to serving as President of the Company. The employment agreement with Dr. Tritt provides for increases in Dr. Tritt's annual base salary, subject to approval of the Board of Directors, if the amount of time he devotes as President of the Company is greater than 50%. The agreement acknowledges that the remaining 50% of Dr. Tritt's business time each week will be spent performing ENT medical and surgical services at Atlanta ENT pursuant to an employment agreement with Atlanta ENT. Pursuant to the employment agreement with Atlanta ENT, Dr. Tritt will receive compensation from Atlanta ENT pursuant to a formula based upon medical services provided by Dr. Tritt as a physician at Atlanta ENT. Dr. Tritt does not receive compensation for providing services as a Medical Director under the capitated managed care contracts held by the ENT Networks. In February 1997, the Company and Dr. Tritt entered into an amended and restated employment agreement which provides that Dr. Tritt's annual base salary from the Company in any year will be reduced, dollar for dollar, if in such year his annual compensation from Atlanta ENT exceeds $970,000. For the year ended December 31, 1997, Dr. Tritt's annual compensation from Atlanta ENT did not exceed $970,000, and therefore, Dr. Tritt's annual base salary from the Company was not reduced.

         The employment agreement with Mr. Ballard provides for an annual base salary of $150,000 plus an annual performance related bonus of up to 50% of his base salary, to be approved by the Board of Directors. The employment agreement with Mr. Benjamin provided that Mr. Benjamin would work part time for the Company and his annual base salary would be $60,000. In March 1998, Mr. Benjamin's employment agreement was amended and provides that he will work full time for the Company and will receive an annual base salary of $150,000 plus an annual performance related bonus of up to 50% of his base salary, to be approved by the Board of Directors.

         Each of the employment agreements with Dr. Tritt, Mr. Ballard and Mr. Benjamin provides for termination of the executive's employment by the Company prior to the expiration of its term in the event of the executive's death or disability or for cause. Each employment agreement also provides that either party may terminate the employment agreement, effective at the end of the term or any renewal term, upon 60 days notice of termination. The Company may terminate each employment agreement without cause upon notice to the executive and the executive may terminate the agreement upon a change of control of the Company by providing at least 30 days notice of termination by the executive. Upon termination in either such case, the executive will be entitled to receive his base salary for a period of one year following the date of termination (subject to a 100% offset for salary received from subsequent employment during such one year period (subject to certain exclusions in the case of Dr. Tritt and Mr. Benjamin)). In addition, each employment agreement provides that upon termination of the employment agreement by the Company or its successor following a change of control, the executive will be entitled to severance compensation in the amount of two times his taxable compensation for the most recently concluded fiscal year.

         In January 1997, the Company entered into an employment agreement with Robert A. DiProva, effective March 26, 1997. The employment agreement provides for an initial term of three years from the effective date, with automatic renewals for successive one year terms unless terminated by either party and provides for an annual base salary of $120,000 plus an annual performance related bonus of up to 50% of his base salary, to be approved by the Board of Directors. In addition to the terms contained in the agreements with Dr. Tritt, Mr. Ballard and Mr. Benjamin, Mr. DiProva's employment agreement permits termination by Mr. DiProva if his responsibilities are materially diminished or if his base salary is reduced by 10% or more. If the agreement is terminated for either of these reasons, Mr. DiProva will be entitled to receive his base salary for a period of one year following the date of termination (subject to 100% offset for salary received from subsequent employment during such one year period).

         In February 1997, the Company entered into an employment agreement with Lawrence P. Kraska, effective March 26, 1997. The employment agreement provides for an initial term of three years from the effective date, with automatic renewals for successive one year terms unless terminated by either party, and provides for an annual base salary of $130,000 plus an annual performance related bonus of up to 50% of his base salary, to be approved by the Board of Directors. The employment agreement provides for termination of Mr. Kraska's employment by the Company prior to the expiration of its term in the event of Mr. Kraska's death or disability or for cause. The employment agreement also provides that either party may terminate the employment agreement, effective at the end of the term or any renewal term, upon 60 days notice of termination. The Company may terminate the employment agreement without cause and, upon termination, Mr. Kraska will be entitled to receive his base salary for a period of one year following the date of termination (subject to a 100% offset for salary received from subsequent employment during such one year period). In addition, the employment agreement provides that upon termination of the employment agreement by the Company or its successor following a change of control, Mr. Kraska will be entitled to severance compensation in the amount of two times his taxable compensation for the most recently concluded fiscal year.

         Pursuant to each of the foregoing employment agreements, each of the executives has agreed not to compete with the Company, solicit any of the Company's customers or employees or disclose any confidential information or trade secrets during the term of their employment agreement and for certain periods of time following the termination of such employment agreement.

         In the event of certain transactions, including those which may result in a change in control, as defined under each of the 1996 Option Plan, unvested installments of options to purchase Shares may be subject to accelerated vesting.

         SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) ("Section 16(a)") of the 1934 Act requires the Company's executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file with the S.E.C. initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such executive officers, directors, and greater than 10% beneficial owners are required by S.E.C. regulation to furnish the Company with copies of all Section 16(a) forms filed by such reporting persons.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and on representations that no other reports were required, there were no reports required under Section 16(a) which were not timely filed during fiscal 1997, except that a report on Form 4 reporting the acquisition in March 1997 of Shares by the mother of Ramie A. Tritt, M.D., the Company's Chairman of the Board and President, as custodian for Dr. Tritt's children, was filed by Dr. Tritt on January 8, 1998.


         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 1997, Mr. Ballard, the Company's Chief Executive Officer, served as a member of the Compensation Committee.

         BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

         The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive compensation and the creation of stockholder value, while at the same time attracting, motivating and retaining executive officers. The Company commenced business operations simultaneous with the closing of the IPO in March 1997 and the Board of Directors reviewed matters relating to executive compensation during fiscal 1997. The Board of Director's informal executive compensation philosophy (which applies generally to all executive officers of the Company, including Chief Executive Officer, Richard D. Ballard) considers a number of factors, which may include:

- providing levels of compensation competitive with companies in comparable industries which are at a similar stage of development and in the Company's geographic area;

- integrating the compensation of the executive officers of the Company with the achievement of performance goals;

-        rewarding above average corporate performance; and

- recognizing and providing incentive for individual initiative and achievement.

         The Board of Directors also endorsed the position that equity ownership by the executive officers of the Company is beneficial in aligning their interests with those of the stockholders, especially in the enhancement of stockholder value by providing the executive officers with longer-term incentives. Accordingly, compensation structures for the executive officers of the Company generally include a combination of salary and stock options. During fiscal 1997, all executive officers received salaries based upon their employment agreements with the Company. Since the Company did not commence operations until March 1997, the focus of the Company and the Board of Directors during fiscal 1997 was on the performance of the Company and the Company did not adopt a formal bonus policy for fiscal 1997. The Company's philosophy, however, is to award bonuses on a discretionary basis to be determined based on a range of measures and internal targets and in part by comparison to the compensation of executive officers of comparable physician practice management companies.

         During fiscal 1997, the Board of Directors implemented the Company's policy on longer-term compensation to executive officers, including the chief executive officer, generally by granting to an executive officer upon joining the Company stock options with vesting in equal annual installments over a four year period commencing on the date of grant. Following the initial grant of options, the Board of Directors annually reviews the performance of each executive officer and based on such performance, may grant executive officers with additional options. As a result, in March 1998, Dr. Tritt, and Messrs. Ballard, Benjamin, DiProva and Kraska were granted options to purchase 50,000, 40,000, 40,000, 30,000 and 50,000 Shares, respectively, exercisable at the fair market value of the Shares on the date of grant (except in the case of Dr. Tritt whose options are exercisable at 110% of the fair market value of the Shares on the date of grant) in equal annual installments over a four year period commencing on the date of grant.

         The compensation received during fiscal 1997 by Mr. Ballard was governed by an employment agreement, entered into in November 1996, and substantially in accordance with the policies described above relating to all executive officers. In addition, in determining the grant of options to Mr. Ballard in March 1998, the Board of Directors also considered a subjective evaluation of Mr. Ballard's performance and ability to influence the Company's near and long-term growth. The Board of Directors considered Mr. Ballard's efforts and performance necessary to achieve specified objective criteria, as described above.

TAX DEDUCTIBILITY OF COMPENSATION

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the ability of the Company to deduct for tax purposes compensation over $1,000,000 to any of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Company's stockholders.

                  Ramie A. Tritt, M.D., Chairman
                  Richard D. Ballard
                  Gerald R. Benjamin
                  Edward R. Casas, M.D.
                  Sidney Kirschner
                  Steven L. Posar, M.D.

                      STOCK PRICE PERFORMANCE PRESENTATION

         The following chart compares the cumulative total stockholder return on the Company's Shares with the cumulative total stockholder return of (i) the Nasdaq Market Index and (ii) a peer group index consisting of certain physician practice management companies.(1)

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                       AMONG PHYSICIANS' SPECIALTY CORP.,
                  NASDAQ MARKET INDEX AND PEER GROUP INDEX (2)


                                     [GRAPH]


                           PHYSICIANS'      PEER GROUP       NASDAQ MARKET
                           SPECIALTY CP.    INDEX            INDEX

BASE                          100.00         100.00            100.00
3/31/1997                      92.19          96.01            100.00
4/30/1997                      73.44          87.98            103.24
5/30/1997                      76.56          98.46            114.84
6/30/1997                      70.31         111.28            118.34
7/31/1997                     100.78         114.59            130.78
8/29/1997                     104.69         108.36            130.29
9/30/1997                     125.00         114.49            138.11
10/31/1997                    156.25         111.55            131.17
11/28/1997                    129.69         110.51            131.72
12/31/1997                    129.69         105.30            129.55


(1) The peer group index consists of American Oncology Resources Inc., Complete Management, Inc., Concentra Managed Care Inc., FPA Medical Management, Inc., Medcath Incorporated, MedPartners, Inc., Pediatrix Medical Group, Inc., PHP Healthcare Corporation, PhyCor, Inc., PhyMatrix Corp., Physician Reliance Network, Inc., Physicians Resources Group, Inc.
(2) Assumes $100 invested on March 21, 1997 and assumes dividends reinvested. The Shares began trading on the Nasdaq National Market on March 21, 1997. Measurement points are on March 21 and on the last trading day of each month during the fiscal year ended December 31, 1997. The material in this chart is not soliciting material, is not deemed filed with the S.E.C. and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, (the "1933 Act") or the 1934 Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

                              CERTAIN TRANSACTIONS

       In July 1996, Atlanta ENT, Dr. Tritt, the Chairman of the Board and President of the Company, and Mr. Benjamin, the Vice Chairman of the Board and Secretary of the Company, loaned $170,500, $33,500 and $33,500, respectively, to the Company for legal, accounting and other fees in connection with the formation of the Company, the IPO and the acquisition of assets or equity of certain physician practices (the "Reorganization"). The loans were evidenced by promissory notes bearing interest at a prime rate as announced by NationsBank, N.A. and payable upon the closing of the IPO. In February 1997, the ENT Networks and Bock, Benjamin & Co., Partners, L.P., a partnership in which Mr. Benjamin is a partner, loaned the Company approximately $168,108 and $1,892, respectively, evidenced by promissory notes bearing interest at the NationsBank prime rate and payable upon the closing of the IPO. All of these loans were repaid, with interest, in March 1997 with a portion of the net proceeds of the IPO.

       In August 1996, the Company, through PSC Management Corp., a wholly owned subsidiary of the Company, acquired certain assets (primarily computer hardware) of and entered into a management agreement with the ENT Networks. In connection with the acquisition of these assets, the Company executed a promissory note payable to the ENT Networks in the principal amount of $20,000, with interest at a prime rate as announced by NationsBank. The agreement terminated in March 1997 upon consummation of the Reorganization and the note was repaid in March 1997 with a portion of the net proceeds of the IPO, which amount was distributed to Dr. Tritt.

THE REORGANIZATION

       In March 1997, upon consummation of the Company's IPO, the Company acquired substantially all of the assets of Atlanta ENT and acquired all of the outstanding shares of common stock of the ENT Networks from Dr. Tritt. The aggregate purchase price paid to Atlanta ENT and Dr. Tritt in connection with the Reorganization was approximately $22.1 million, of which approximately $14.4 million was paid to Atlanta ENT and approximately $7.7 million was paid to Dr. Tritt as owner of the ENT Networks. The entire purchase price was paid in Shares. Accordingly, Dr. Tritt received 968,750 Shares and Atlanta ENT received 1,798,750 Shares (of which 486,562 were distributed to Dr. Tritt, based on his percentage ownership of Atlanta ENT). During fiscal 1997, Atlanta ENT paid approximately $2,107,000 in management fees to the Company pursuant to a management services agreement between Atlanta ENT and the Company. Dr. Tritt is a physician at and a shareholder of Atlanta ENT.

       The Company used a portion of the net proceeds of the IPO to repay outstanding indebtedness, including accrued interest, of Atlanta ENT in the amount of approximately $1.1 million. In connection with the repayment of this indebtedness a guarantee made by Dr. Tritt for approximately 45% of such indebtedness was cancelled.

         The purchase prices for the ENT Networks and Atlanta ENT were negotiated between Mr. Benjamin, representing the Company, and Dr. Tritt representing the ENT Networks and Atlanta ENT. While the Company believes that such purchase prices reflected fair market value, such purchase prices may be deemed not to have resulted from arm's length negotiation because of Dr.

Tritt's affiliation with the Company. However, the Company believes such purchase prices represented multiples of the revenue, operating income and cash flow from operations of the ENT Networks and Atlanta ENT that were comparable with multiples paid for similar entities with similar size and geographic coverage.

LEASES

       The Company leases one clinical location from Dr. Tritt. The lease is for approximately 23,200 square feet and provides for monthly rental payments of approximately $47,000, subject to annual increases. The Company also leases one clinical location from Eastside Physicians Center, L.P., a Georgia limited partnership, of which Dr. Tritt is a limited partner. The lease is for approximately 3,500 square feet and provides for monthly rental payments of approximately $5,750, subject to annual increases.

EMPLOYMENT AGREEMENTS

       The Company has entered into employment agreements with each of its executive officers and has granted options to its executive officers. See "Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

ADVISORY AND CONSULTING AGREEMENT

       In May 1997, the Company entered into an agreement with Premier HealthCare, a division of Bock, Benjamin & Co. ("Premier HealthCare"), an entity in which Gerald R. Benjamin, the Company's Vice Chairman and Secretary, is a principal, which agreement was amended in March 1998, pursuant to which Premier HealthCare agreed to assist the Company as a financial advisor in connection with acquisitions and similar transactions. The agreement provides that in the event that the Company completes any transaction in which Premier HealthCare performed advisory services, Premier HealthCare will receive a fee equal to (i) its out-of-pocket expenses and (ii) 5% of the initial $1 million of Transaction Value (as defined below), 4% of the next $1 million of Transaction Value, 3% of the next $1 million of Transaction Value, 2% of the next $1 million of Transaction Value and 1% of the amount of Transaction Value in excess of $4 million. Transaction Value is defined under the agreement as the product of (i) the pro-forma annual management fee to be derived by the Company in connection with the proposed transaction and (ii) 7.5. Pursuant to the agreement, the fee to be paid to Premier HealthCare for a particular transaction will be reduced by any finder's fee payable by the Company, which has been approved by Premier HealthCare, and the aggregate fee to be paid to Premier HealthCare in any given year will be reduced by the product of (i) $12,500 and (ii) the number of months in any year in which Mr. Benjamin is employed by the Company (the "Reduction Amount"). During 1997, based on Mr. Benjamin's 1997 salary, the Reduction Amount was $45,000. Commencing March 1998, the Reduction Amount was increased to $150,000 based upon an increase in Mr. Benjamin's annual salary. Accordingly, as of March 1998, provided Mr. Benjamin is employed by the Company at his current salary, the aggregate fee to be paid to Premier HealthCare for transactions covered by the agreement in any year will be reduced by $150,000. The agreement may be terminated by either party upon 90 days written notice to the other.

       Under this agreement, during fiscal 1997, the Company paid an aggregate of approximately $647,000 to Premier HealthCare, consisting of (i) $250,000 for consulting services in connection with the formation of the Company and the Reorganization and (ii) approximately $397,000 (net of $45,000, the amount of salary paid to Mr. Benjamin by the Company during 1997) for consulting services in connection with the acquisition of assets or equity of certain physician practices during fiscal 1997.

OMSA TRANSACTION

       In connection with the acquisition of assets of Otolaryngology Medical and Surgical Associates, Ltd. ("OMSA") in September 1997, the physician shareholders of OMSA granted to Dr. Tritt (or his designee or assignee) the option to acquire all of the ownership interest of such physician shareholders in OMSA in the event that at any time there are less than two shareholders who continue as full time physician-employees of OMSA and those shareholders who remain do not, in Dr. Tritt's or management of the Company's sole discretion, control the operations of OMSA in a manner consistent with the requirements of the management services agreement between OMSA and the Company. In order to exercise the option, Dr. Tritt or his designee or assignee must at the time of exercise be licensed to practice medicine in the State of Illinois.

       The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors and principal stockholders and their affiliates will be subject to approval by a majority of the Board of Directors, including a majority of the Non-Employee Directors.

APPROVAL AND RATIFICATION OF THE 1997 EMPLOYEE STOCK PURCHASE PLAN

       On March 11, 1998 the Board of Directors adopted the 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan"), subject to stockholder approval. The 1997 Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. A total of 250,000 Shares are reserved for issuance under the 1997 Purchase Plan.

       The first offering under the 1997 Purchase Plan began on April 15, 1998 and the 1997 Purchase Plan will continue until terminated by the Board of Directors or until all of the Shares reserved for issuance under the 1997 Purchase Plan have been issued. As of April 21, 1998, up to approximately 235 of the Company's employees were eligible to participate in the 1997 Purchase Plan, subject to Board designation.

       The Board of Directors believes the 1997 Purchase Plan benefits the Company by providing employees of the Company with an opportunity to purchase Shares pursuant to the 1997 Purchase Plan which the Company believes can assist in attracting, retaining, and motivating key employees.

SUMMARY OF THE PLAN

       The following summary of the 1997 Purchase Plan is qualified in its entirety by the specific language of the 1997 Purchase Plan, a copy of which is attached as Exhibit A to this Proxy Statement.

       The 1997 Purchase Plan is administered by the Board of Directors or a committee of the Board. Participation in the 1997 Purchase Plan is limited to eligible employees of the Company and any parent or subsidiary corporation of the Company designated by the Board of Directors for inclusion in the 1997 Purchase Plan (individually, a "Participating Company") who authorize payroll deductions. Payroll deductions may not exceed 10% of compensation. No person who owns Shares or holds options to purchase, or who as a result of participation in the 1997 Purchase Plan would own Shares or hold options to purchase, 5% or more of the total combined voting power or value of all classes of stock of the Company is entitled to participate in the 1997 Purchase Plan. In addition, employees (1) who customarily work less than 20 hours per week, (2) who customarily work not more than five months in any calendar year or (3) have not been employed for at least six months are not eligible to participate. Once an employee becomes a participant in the 1997 Purchase Plan (a "Participant"), the employee will automatically participate in each successive Offering (as defined) until such time as the employee ceases to be an eligible employee, withdraws from the 1997 Purchase Plan or terminates employment.

       The 1997 Purchase Plan designates Offering Periods, Purchase Periods and Purchase Dates. The initial Offering Period began on April 15, 1998 and will end on December 31, 1998. Subsequent Offering Periods shall be for a period of 12 months (an "Offering") and shall commence on January 1 of each year and end on the December 31 occurring thereafter. The initial Purchase Period commenced on April 15, 1998 and ends on June 30, 1998. Thereafter, Purchase Periods will be six month periods commencing on each July 1 and January 1. Purchase Dates are the last day of each Purchase Period. The Board of Directors may establish a different term for one or more Purchase Periods and/or different commencing dates and/or Purchase Dates for such Purchase Periods.

       On the first day of each Purchase Period, a participating employee is granted a purchase right which is a form of option to be automatically exercised on the forthcoming Purchase Dates within the Offering Period during which deductions are to be made from the pay of participants (in accordance with their authorizations) and credited to their accounts under the 1997 Purchase Plan. On the Purchase Date, the participant's withheld salary is used to purchase Shares, unless such participant has withdrawn from an Offering. The price per share at which Shares are to be purchased under the 1997 Purchase Plan during any Purchase Period is the lesser of (a) 85% of the fair market value of the Shares on the date of the grant of the option (the commencement of the Purchase Period) or (b) 85% of the fair market value of the Shares on the Purchase Date (the last day of a Purchase Period). The participant's purchase right is exercised in this manner on the two Purchase Dates arising in the Offering Period.

       The number of Shares a Participant purchases in each Offering is determined by dividing the total amount of payroll deductions withheld from the Participant's compensation by the purchase price. Subject to certain limitations, during an Offering each Participant has a "Purchase Right" consisting of the right to purchase the lesser of (i) the whole number of Shares determined by dividing $25,000 by the fair market value of a Share on the first day of the Offering or (2) 2,500 Shares. However, Participants may not purchase Shares under the 1997 Purchase Plan or any other employee stock purchase plan under Section 423 of the Code having a fair market value exceeding $25,000 (as determined for purposes of the Code as of the Offering Date for each Offering Period) in any calendar year in which such Participant's Purchase Right with respect to such Offering Period remains outstanding. Any cash balance remaining in the Participant's account is refunded to the Participant as soon as practicable after the Purchase Date. If the refund is less than the amount necessary to purchase a whole Share, the Company may maintain the cash in the Participant's account and apply it toward the purchase of Shares in the subsequent Purchase Period or Offering.

       A Participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. In effect, therefore, a Participant is given an option which he or she may or may not exercise at the end of a Purchase Period. However, once a Participant withdraws from an Offering, that Participant may not again participate in the same Offering.

       In the event of a transfer of control of the Company (as defined in the 1997 Purchase Plan), the Board of Directors may arrange with the surviving, continuing, successor, or purchasing corporation or parent corporation thereof (the "Acquiring Corporation") to assume the Company's rights and obligations under the 1997 Purchase Plan. Purchase Rights which are neither assumed by the Acquiring Corporation nor exercised as of the transfer of control terminate as of the date of the transfer of control.

       The Board may amend or terminate the 1997 Purchase Plan but may not affect Purchase Rights previously granted under the 1997 Purchase Plan or adversely affect the right of any Participant except as permitted by the 1997 Purchase Plan, as necessary to qualify the 1997 Purchase Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to obtain qualification or registration of the Shares under applicable foreign, federal or state securities laws. The stockholders must approve any amendment increasing the Shares reserved or changing the class of employees eligible for participation in the 1997 Purchase Plan or the definition of a corporation that may be designated by the Board as a Participating Company within 12 months of the adoption of such amendment. In addition, the stockholders must approve an amendment to the 1997 Purchase Plan if stockholder approval is necessary in order to comply with Rule 16b-3 promulgated under Section 16 of the 1934 Act.

FEDERAL INCOME TAX CONSEQUENCES

       The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the 1997 Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation. Furthermore, the tax consequences are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable. This summary assumes that the exercise of a Purchase Right under the 1997 Purchase Plan constitutes an exercise pursuant to an "employee stock purchase plan" under Section 423 of the Code.

       Purchase Rights. Generally, there are no tax consequences to an employee of either becoming a Participant in the 1997 Purchase Plan or purchasing Shares under the 1997 Purchase Plan; provided the Participant was an employee of the Company at all times from the Offering Date until three months before the Purchase Date. The tax consequences of a disposition of Shares vary depending on the period such stock is held before its disposition. If a Participant disposes of Shares within two years of the Offering Date or within one year after the Purchase Date on which the Shares are acquired (a "disqualifying disposition"), the Participant recognizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the Shares on the Purchase Date (determined without regard to securities law restrictions) over the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the Participant from the disposition of the Shares is a capital gain or loss. If the Participant disposes of the Shares in a disqualifying disposition, the Company is entitled to a deduction equal to the amount of ordinary income recognized by the Participant as a result, subject to the Section 162(m) Deduction Limit discussed below. In all other cases, no deduction is allowed the Company.

       If the Participant disposes of Shares more than two years after the Offering Date or more than one year after the Purchase Date on which the Shares are acquired (i.e., other than in a disqualifying disposition), or dies while holding Shares (whether or not within such periods) the Participant recognizes ordinary income in the year of disposition or death in an amount equal to the lesser of (1) the excess of the fair market value of the Shares on the date of disposition or death over the purchase price or (2) the excess of the fair market value of the Shares on the Offering Date over the purchase price. No compensation deduction is allowed to the Company for the amount of ordinary income recognized by the Participant. Any additional gain recognized by the Participant on the disposition of the Shares is a capital gain. If the fair market value of the Shares on the date of disposition is less than the purchase price (as so determined), there is no ordinary income, and the loss recognized is a capital loss.

       Section 162(m) Deduction Limit. Under Section 162(m) of the Code, the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated executive officers of a publicly-held corporation (the "Covered Employees") is limited to no more than $1,000,000 per year for fiscal years beginning on or after January 1, 1994 (the "Deduction Limit"). Income to a Covered Employee resulting from the disqualifying disposition of Shares acquired upon exercise of Purchase Rights under the Plan is subject to the Deduction Limit.

       Through April 27, 1998, no Shares had been purchased under the 1997 Purchase Plan. Shares to be purchased pursuant to the 1997 Purchase Plan are not determinable.

       THE AFFIRMATIVE VOTE OF THE HOLDERS OF THE MAJORITY OF THE SHARES PRESENT IN PERSON OR BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE ON THE MATTER IS REQUIRED TO APPROVE AND RATIFY THE 1997 PURCHASE PLAN. IN THE EVENT STOCKHOLDER APPROVAL OF THE 1997 PURCHASE PLAN IS NOT OBTAINED BY NOVEMBER 1998, THE 1997 PURCHASE PLAN WILL NOT QUALIFY AS AN "EMPLOYEE STOCK PURCHASE PLAN" UNDER SECTION 423 OF THE CODE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND RATIFICATION OF THE 1997 PURCHASE PLAN, AND THE PERSONS NAMED IN THE ACCOMPANYING PROXY WILL VOTE IN ACCORDANCE WITH THE CHOICE SPECIFIED THEREON OR, IF NO CHOICE IS PROPERLY INDICATED, IN FAVOR OF THE APPROVAL AND RATIFICATION.

                        APPROVAL AND RATIFICATION OF THE
                     AMENDMENT TO THE 1996 STOCK OPTION PLAN

       On March 11, 1998, the Board of Directors adopted an amendment to the Company's 1996 Stock Option Plan (the "1996 Option Plan") increasing the number of Shares reserved for issuance thereunder by 550,000 Shares, from 550,000 Shares to 1,100,000 Shares. The 1996 Option Plan was adopted by the Board of Directors and approved by the Company's stockholders on November 25, 1996.

SUMMARY OF THE PLAN

       Under the 1996 Option Plan, employees, officers and directors of, and consultants or advisers to, the Company and any subsidiary corporations are eligible to receive incentive stock options ("incentive options") within the meaning of Section 422 of the Code and/or options that do not qualify as incentive options ("non-qualified options"). The 1996 Option Plan, which expires in November 2006, is administered by the Board of Directors or a committee of the Board of Directors. The purposes of the 1996 Option Plan are to ensure the retention of existing executive personnel, key employees, directors, consultants and advisors who are expected to contribute to the Company's future growth and success and to provide additional incentive by permitting such individuals to participate in the ownership of the Company, and the criteria to be utilized by the Board of Directors or the committee in granting options pursuant to the 1996 Option Plan will be consistent with these purposes. The 1996 Option Plan provides for automatic grants of options to certain directors.

       Options granted under the 1996 Option Plan may be either incentive options or non-qualified options. Incentive options granted under the 1996 Option Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Shares on the date of the grant, except that the term of an incentive option granted under the 1996 Option Plan to a stockholder owning more than 10% of the outstanding voting power may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Shares on the date of the grant. To the extent that the aggregate fair market value, as of the date of grant, of the Shares for which incentive options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a nonqualified option. Options granted under the 1996 Option Plan to officers, directors or employees of the Company may be exercised only while the optionee is employed or retained by the Company or within 90 days of the date of termination of the employment relationship or directorship. However, options which are exercisable at the time of termination by reason of death or permanent disability of the optionee may be exercised within 12 months of the date of termination of the employment relationship or directorship. Upon the exercise of an option, payment may be made by cash or by any other means that the Board of Directors or the ommittee determines. No options may be granted under the 1996 Option Plan after November 2006.

       Options may be granted only to such employees, officers and directors of, and consultants and advisors to, the Company or any subsidiary of the Company as the Board of Directors or the committee shall select from time to time in its sole discretion, provided that only employees of the Company or a subsidiary of the Company shall be eligible to receive incentive options. An optionee may be granted more than one option under the 1996 Option Plan. The Board of Directors or the committee will, in its discretion, determine (subject to the terms of the 1996 Option Plan) who will be granted options, the time or times at which options shall be granted, and the number of shares subject to each option, whether the options are incentive options or nonqualified options, and the manner in which options may be exercised. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contributions to the success of the Company and its subsidiaries and such other factors deemed relevant in accomplishing the purpose of the 1996 Option Plan.

       The 1996 Option Plan may be amended or terminated by the Board at any time. No amendment or termination may adversely affect any outstanding option without the written consent of the optionee. The foregoing summary of the 1996 Option Plan is qualified in its entirety by the specific language of the 1996 Option Plan.

FEDERAL INCOME TAX CONSEQUENCES

       Under current tax law, there are no Federal income tax consequences to either the employee or the Company on the grant of non-qualified options if granted under the terms set forth in the 1996 Option Plan. Upon exercise of a non-qualified option, the excess of the fair market value of the shares subject to the option over the option price (the "Spread") at the date of exercise is taxable as ordinary income to the optionee in the year it is exercised and is deductible by the Company as compensation for Federal income tax purposes, if Federal income tax is withheld on the Spread. However, if the shares are subject to vesting restrictions conditioned on future employment or the holder is subject to the short-swing profits liability restrictions of Section 16(b) of the 1934 Act (i.e., is an executive officer, director or 10% stockholder of the Company) then taxation and measurement of the Spread is deferred until such restrictions lapse, unless a special election is made under Section 83(b) of the Code to report such income currently without regard to such restrictions. The optionee's basis in the shares will be equal to the fair market value on the date taxation is imposed and the holding period commences on such date.

       Incentive option holders incur no regular Federal income tax liability at the time of grant or upon exercise of such option, assuming that the optionee was an employee of the Company from the date the option was granted until three months before such exercise. However, upon exercise, the Spread must be added to regular Federal taxable income in computing the optionee's "alternative minimum tax" liability. An optionee's basis in the shares received upon exercise of an incentive stock option for regular income tax purposes will be the option price of such shares. No deduction is allowable to the Company for Federal income tax purposes in connection with the grant or exercise of such option.

       If the holder of shares acquired through exercise of an incentive option sells such shares within two years of the date of grant of such option or within one year from the date of exercise of such option (a "Disqualifying Disposition"), the optionee will realize income taxable at ordinary rates. Ordinary income is reportable during the year of such sale equal to the difference between the option price and the fair market value of the shares at the date the option is exercised, but the amount includable as ordinary income shall not exceed the excess, if any, of the proceeds of such sale over the option price. In addition to ordinary income, a Disqualifying Disposition may result in taxable income subject to capital gains treatment if the sales proceeds exceed the optionee's basis in the shares (i.e., the option price plus the amount includable as ordinary income). The amount of the optionee's taxable ordinary income will be deductible by the Company in the year of the Disqualifying Disposition.

       At the time of sale of shares received upon exercise of an option (other than a Disqualifying Disposition of shares received upon the exercise of an incentive option), any gain or loss is deemed long-term or short-term capital gain or loss, depending upon the holding period. The holding period for Federal income tax purposes for long-term capital gains taxed at 28% is more than one year but not more than 18 months. The holding period for Federal income tax purposes for long-term capital gains taxed at 20% is more than 18 months. In general, the holding period for long-term capital losses is more than one year, subject to rules setting priorities for offsetting such losses against long-term capital gains taxed at the 20% and 28% rates.

       The foregoing is not intended to be an exhaustive analysis of the tax consequences relating to stock options issued under the 1996 Option Plan. For instance, the treatment of options under state and local tax laws, which is not described above, may differ from the treatment for Federal income tax purposes.

       As of April 21, 1998, up to approximately 335 of the Company's employees were eligible to participate and 646,940 options have been granted under the 1996 Option Plan at exercise prices ranging from $6.80 to $12.125 per share. Of these options, 96,940 have been granted based on the increase in the number of Shares reserved for issuance thereunder (the "Increase Options"), at exercise prices ranging from $10.00 to $11.00 per share.

       The following table sets forth information with respect to the Increase Options granted under the 1996 Option Plan.


                                            Number of Shares
                                            Covered by Increase
Name of Grantee                             Options                    Dollar Value (1)
---------------                             -------------------        ----------------
Ramie A. Tritt, M.D., Chairman
   of the Board and President               19,388                     $ 58,922/$  130,202

Richard D. Ballard
Chief Executive Officer                     19,388                      121,930/   308,995

Gerald R. Benjamin, Vice
  Chairman of the Board and
  Secretary                                 19,388                      121,930/   308,995

Lawrence P. Kraska, Vice
  President-Operations                      19,388                      121,930/   308,995

Robert A. DiProva, Executive
  Vice President and Chief
  Financial Officer                         19,388                      121,930/   308,995

All current executive officers
   as a group                               96,940                     $546,642/$1,366,182

All current directors who are not
  executive officers as a group                  0                                       0

All employees, including all current
   officers who are not executive
   officers, as a group                          0                                       0

--------------------
(1) Calculated by multiplying the exercise price by an annual appreciation rate of 5% and 10%, respectively (and compounded for the term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. These amounts are not intended to forecast possible future appreciation, if any, of the price of the Company's Shares. The actual value realized upon exercise of the options to purchase Company Shares will depend on the fair market value of such Shares on the date of exercise.

         Future grants under the 1996 Option Plan have not yet been determined.

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF THE MAJORITY OF THE SHARES PRESENT IN PERSON OR BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE ON THE MATTER IS REQUIRED TO APPROVE AND RATIFY THE AMENDMENT TO THE 1996 OPTION PLAN. IN THE EVENT STOCKHOLDER APPROVAL OF THE 1996 OPTION PLAN IS NOT OBTAINED BY MARCH 1999, ANY INCENTIVE OPTIONS GRANTED UNDER THE AMENDMENT TO THE 1996 OPTION PLAN WILL BECOME NON-QUALIFIED STOCK OPTIONS AND NO FUTURE INCENTIVE OPTIONS MAY BE GRANTED UNDER THE AMENDMENT TO THE 1996 OPTION PLAN. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE 1996 OPTION PLAN, AND THE PERSONS NAMED IN THE ACCOMPANYING PROXY WILL VOTE IN ACCORDANCE WITH THE CHOICE SPECIFIED THEREON OR, IF NO CHOICE IS PROPERLY INDICATED, IN FAVOR OF THE APPROVAL AND RATIFICATION.

      APPROVAL AND RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

         The Management of the Company recommends a vote for the approval and ratification of the appointment of Arthur Andersen LLP, Independent Public Accountants, as the Company's independent auditors for the fiscal year ending December 31, 1998. Arthur Andersen LLP has been the Company's auditors for the past fiscal year and has no direct or indirect financial interest in the Company. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if he or she desires to do so, and shall be available to respond to appropriate questions.

                                     GENERAL

         The Management of the Company does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the meeting. If any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

         The Company will bear the cost of preparing, printing, assembling and mailing the proxy, Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. It is contemplated that brokerage houses will forward the proxy materials to beneficial owners at the request of the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit by telephone proxies without additional compensation. The Company does not expect to pay any compensation for the solicitation of proxies.

         The Company will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1997 (as filed with the S.E.C.) including the financial statements thereto. All such requests should be directed to the Executive Vice President and Chief Financial Officer, Physicians' Specialty Corp., 1150 Lake Hearn Drive, Suite 640, Atlanta, Georgia 30342.

                              STOCKHOLDER PROPOSALS

         The Annual Meeting of Stockholders for the fiscal year ending December 31, 1998 is expected to be held in June 1999. All proposals intended to be presented at the Company's next Annual Meeting of Stockholders must be received in writing and in compliance with S.E.C. requirements at the Company's executive office no later than March 31, 1999, for inclusion in the Proxy Statement and form of proxy related to that meeting.

                                            By Order of the Board of Directors,

                                            Ramie A. Tritt, M.D.
                                            Chairman of the Board and President

Dated:  April 30, 1998

EXHIBIT A

                           PHYSICIANS' SPECIALTY CORP.

                        1997 EMPLOYEE STOCK PURCHASE PLAN


                  1. Purpose. The Physicians' Specialty Corp. 1997 Employee Stock Purchase Plan (the "Plan") is established to provide eligible employees of Physicians' Specialty Corp., a Delaware corporation, and any successor corporation thereto (collectively, "PSC"), and any current or future parent corporation or subsidiary corporations of PSC as the Board of Directors of PSC (the "Board") shall from time to time designate (collectively referred to as the "Company" and individually referred to as a "Participating Company"), with an opportunity to acquire a proprietary interest in the Company by the purchase of common stock of PSC. For purposes of the Plan, a parent corporation and a subsidiary corporation shall be as defined in sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the "Code").

                  PSC intends that the Plan shall qualify as an "employee stock purchase plan" under section 423 of the Code (including any amendments or replacements of such section), and the Plan shall be so construed. Any term not expressly defined in the Plan but defined for purposes of section 423 of the Code shall have the same definition herein.

                  An employee participating in the Plan (a "Participant") may withdraw such Participant's accumulated payroll deductions (if any) and terminate participation in the Plan or any Offering (as defined below) therein at any time during a Purchase Period (as defined below). Accordingly, each Participant is, in effect, granted an option pursuant to the Plan (a "Purchase Right") which may or may not be exercised at the end of a Purchase Period.

                  2. Administration. The Plan shall be administered by the Board and/or by a duly appointed committee of the Board having such powers as shall be specified by the Board. Any subsequent references to the Board shall also mean the committee if a committee has been appointed. All questions of interpretation of the Plan or of any Purchase Right shall be determined by the Board and shall be final and binding upon all persons having an interest in the Plan and/or any Purchase Right. Subject to the provisions of the Plan, the Board shall determine all of the relevant terms and conditions of Purchase Rights granted pursuant to the Plan; provided, however, that all Participants granted Purchase Rights pursuant to the Plan shall have the same rights and privileges within the meaning of section 423(b)(5) of the Code. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

                  3. Share Reserve. The maximum number of shares which may be issued under the Plan shall be Two Hundred and Fifty Thousand (250,000) shares of PSC's authorized but unissued common stock, $.001 par value (the "Shares"). In the event that any Purchase Right for any reason expires or is canceled or terminated, the Shares allocable to the unexercised portion of such Purchase Right may again be subjected to a Purchase Right.

                  4. Eligibility. Any employee of a Participating Company is eligible to participate in the Plan except employees who:

                           (a)      customarily work less than 20 hours per
week;

                           (b)      customarily work not more than five months
in any calendar year;

                           (c)      have not been employed for at least 6
months;

                           (d)      as of the start of an Offering, own stock of
PSC (or any parent or subsidiary corporations) and/or own or hold options to purchase or who, as a result of participation in the Plan, would own or hold options to purchase, stock of PSC (or any parent or subsidiary corporations), possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of PSC (or any parent or subsidiary corporations) within the meaning of section 423(b)(3) of the Code.

                  Notwithstanding anything herein contained to the contrary, any individual performing services for a Participating Company solely through a leasing agency or employment agency shall not be deemed an "employee" of such Participating Company.

                  5.       Offering Dates.

                           (a)      Offering Periods. Except as otherwise set
forth below, the Plan shall be implemented by offerings (individually, an "offering") of approximately twelve (12) months duration (an "Offering Period"). The "Initial Offering Date" is April 15, 1998. The Initial Offering shall commence on the Initial Offering Date and shall end on December 31, 1998 (the "Initial Offering Period"). Subsequent Offerings shall be of twelve (12) months duration, shall commence on January 1 of each year and end on the December 31 occurring thereafter. Notwithstanding the foregoing, the Board may establish a different term for one or more Offerings and/or different commencing and/or ending dates for such Offerings. An employee who becomes eligible to participate in the Plan after an Offering Period has commenced shall not be eligible to participate in such Offering but may participate in any subsequent Offering provided such employee is still eligible to participate in the Plan as of the commencement of any such subsequent Offering. Eligible employees may not participate in more than one Offering at a time. The first day of an Offering Period shall be the "Offering Date" for such Offering Period. In the event the first and/or last day of an Offering Period is not a business day, PSC shall specify the business day that will be deemed the first or last day, as the case may be, of the Offering Period.

                           (b)      Purchase Periods. Each Offering Period,
shall generally consist of two (2) consecutive purchase periods of six (6) months duration (individually, a "Purchase Period"). The last day of each Purchase Period shall be the "Purchase Date" for such Purchase Period. The Purchase Period commencing on the Initial Offering Date of April 15, 1998 shall end on June 30, 1998. Each Purchase Period commencing on July 1 shall end on the next December 31 and each Purchase Period commencing on January 1 shall end on the next June 30. Notwithstanding the foregoing, the Board may establish a different term for one or more Purchase Periods and/or different commencing dates and/or Purchase Dates for such Purchase

Periods. In the event the first and/or last day of a Purchase Period is not a business day, PSC shall specify the business day that will be deemed the first or last day, as the case may be, of the Purchase Period.

                           (c)      Governmental Approval; Stockholder Approval.
Notwithstanding any other provision of the Plan to the contrary, any Purchase Right granted pursuant to the Plan shall be subject to (i) obtaining all necessary governmental approvals and/or qualifications of the sale and/or issuance of the Purchase Rights and/or the Shares, and (ii) obtaining stockholder approval of the Plan within twelve (12) months of the adoption of the Plan by the Board of Directors of PSC. Notwithstanding the foregoing, stockholder approval shall not be necessary in order to grant any Purchase Right granted in the Plan's Initial Offering Period; provided, however, that the exercise of any such Purchase Right shall be subject to obtaining stockholder approval of the Plan within twelve (12) months of the adoption of the Plan by the Board of Directors of PSC.

                  6.       Participation in the Plan.

                           (a)      Initial Participation. An eligible employee
shall become a Participant on the first Offering Date after satisfying the eligibility requirements and delivering to the Company's payroll office not later than the close of business for such payroll office on the last business day before such Offering Date (the "Subscription Date") a subscription agreement indicating the employee's election to participate in the Plan and authorizing payroll deductions. An eligible employee who does not deliver a subscription agreement to the Company's payroll office on or before the Subscription Date shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless such employee subsequently enrolls in the Plan by filing a subscription agreement with the Company by the Subscription Date for such subsequent Offering Period. The Company may, from time to time, change the Subscription Date as deemed advisable by the Company in its sole discretion for proper administration of the Plan.

                           (b)      Continued Participation. A Participant shall
automatically participate in the Offering Period commencing immediately after the final Purchase Date of each Offering Period in which the Participant participates until such time as such Participant (i) ceases to be eligible as provided in paragraph 4, (ii) withdraws from the Plan pursuant to paragraph 11(b) or (iii) terminates employment as provided in paragraph 12. If a Participant is automatically withdrawn from an Offering at the end of a Purchase Period of such Offering pursuant to paragraph 11(d), then the Participant shall automatically participate in the next Offering Period. If a Participant automatically may participate in a subsequent Offering Period pursuant to this paragraph 6(b), then the Participant is not required to file any additional subscription agreement for such subsequent Offering Period in order to continue participation in the Plan. However, a Participant may file a subscription agreement with respect to a subsequent Offering Period if the Participant desires to change any of the Participant's elections contained in the Participant's then effective subscription agreement.

7. Right to Purchase Shares. Except as set forth below, during an Offering Period each Participant in such Offering Period shall have a Purchase Right consisting of the right to purchase the lesser of:

                  (a) that number of whole Shares arrived at by dividing Twenty-Five Thousand Dollars ($25,000.00) by the fair market value of a share of the common stock of PSC on the initial date of a Purchase Period; and

                  (b)      2,500 Shares.

                  The fair market value of Shares shall be determined in accordance with paragraph 8 below. Shares may only be purchased through a Participant's payroll withholding pursuant to paragraph 9 below. In no event shall a Participant's Purchase Right permit such Participant to acquire more shares in any calendar year than is permitted under Section 10(a) hereof.

                  8. Purchase Price. The purchase price at which Shares may be acquired in a given Purchase Period pursuant to the exercise of all or any portion of a Purchase Right granted under the Plan (the "Offering Exercise Price") shall be set by the Board; provided, however, that the Offering Exercise Price shall not be less than eighty-five percent (85%) of the lesser of (i) the fair market value of the Shares on the initial date of a Purchase Period or (ii) the fair market value of the Shares on the Purchase Date for such Purchase Period. Unless otherwise provided by the Board prior to the commencement of an Offering Period, the Offering Exercise Price for each Purchase Period in that Offering Period shall be eighty-five percent (85%) of the lesser of (i) the fair market value of the Shares on the initial date of a Purchase Period or (ii) the fair market value of the Shares on the given Purchase Date. The fair market value of the Shares on the applicable dates shall be the closing sales price on the Nasdaq National Market (or the average of the closing bid and asked prices if the Shares are so quoted instead) or as reported on such other national or regional securities exchange or market system if the Shares are traded on such other exchange or system instead, or as determined by the Board if the Shares are not so reported. If the relevant date does not fall on a day on which the common stock of PSC is quoted on the Nasdaq National Market or such other national or regional securities exchange or market, the date on which the fair market value per Share shall be established shall be the last day on which the common stock of PSC was so quoted to such relevant date.

                  9. Payment of Purchase Price. Shares which are acquired pursuant to the exercise of all or any portion of a Purchase Right may be paid for only by means of payroll deductions from the Participant's Compensation during the Offering Period. For purposes of the Plan, a Participant's "Compensation" with respect to an Offering (i) shall include the Participant's base salary before deduction for any contributions to any plan maintained by a Participating Company and described in section 401(k) or section 125 of the Code, commissions, overtime and bonuses and (ii) shall not include annual awards, other incentive payments, shift premiums, long-term disability, worker's compensation or any other payments not specifically referenced in (i). Except as set forth below, the amount of Compensation to be withheld from a Participant's Compensation during each pay period shall be determined by the Participant's subscription agreement.

                           (a)      Election to Decrease, Increase or Stop
Withholding. During an Offering Period, a Participant may elect to decrease the amount withheld, or stop withholding, from his or her Compensation by filing an amended subscription agreement with the Company on or before the "Change Notice Date." The "Change Notice Date" shall initially be the seventh

(7th) day prior to the end of the first pay period for which such election is to be effective; however, the Company may change such Change Notice Date from time to time. A Participant may elect to increase the amount withheld from the Participant's Compensation once during a Purchase Period.

                           (b)      Limitations on Payroll Withholding. The
amount of payroll withholding with respect to the Plan for any Participant during any pay period shall be in one percent (1%) increments not to exceed ten percent (10%) of the Participant's Compensation for such pay period. Notwithstanding the foregoing, the Board may change the limits on payroll withholding effective as of a future Offering Date, as determined by the Board. Amounts withheld shall be reduced by any amounts applied to the purchase of Company stock pursuant to any other employee stock purchase plan qualifying under section 423 of the Code.

                           (c)      Payroll Withholding. Payroll deductions
shall commence on the first payday following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in the Plan.

                           (d)      Participant Accounts. Individual accounts
shall be maintained for each Participant. All payroll deductions from a Participant's Compensation shall be credited to such account and shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

                           (e)      No Interest Paid. Interest shall not be paid
on sums withheld from a Participant's Compensation, unless the Board elects to make such payments to all Participants on a non-discriminatory basis.

                           (f)      Exercise of Purchase Right. On each Purchase
Date of an Offering Period, each Participant who has not withdrawn from the Offering or whose participation in the Offering has not terminated on or before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant's Purchase Right the number of whole Shares arrived at by dividing the total amount of the Participant's accumulated payroll deductions for the Purchase Period by the Offering Exercise Price; provided, however, in no event shall the number of Shares purchased by the Participant exceed the number of Shares subject to the Participant's Purchase Right or the limitations imposed by
Section 10(a) hereof. No Shares shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated on or before such Purchase Date.

                           (g)      Return of Cash Balance. Any cash balance
remaining in the Participant's account shall be refunded to the Participant as soon as practicable after the Purchase Date. In the event the cash to be returned to a Participant pursuant to the preceding sentence is an amount less than the amount necessary to purchase a whole Share, the Company may establish procedures whereby such cash is maintained in the Participant's account and applied toward the purchase of Shares in the subsequent Purchase Period or Offering Period.

                           (h)      Tax Withholding. At the time the Purchase
Right is exercised, in whole or in part, or at the time some or all of the Shares are disposed of, the Participant shall make adequate provision for the foreign, federal and state tax withholding obligations of the Company, if any, which arise upon exercise of the Purchase Right and/or upon disposition of Shares, respectively. The Company may, but shall not be obligated to, withhold from the Participant's Compensation the amount necessary to meet such withholding obligations.

                           (i)      Company Established Procedures. The Company
may, from time to time, establish or change (i) a minimum required withholding amount for participation in an Offering, (ii) limitations on the frequency and/or number of changes in the amount withheld during an Offering, (iii) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (iv) payroll withholding in excess of or less than the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of subscription agreements, (v) the date(s) and manner by which the fair market value of the Shares is determined for purposes of administration of the Plan and/or (vi) such other limitations or procedures as deemed advisable by the Company in the Company's sole discretion which are consistent with the Plan and in accordance with the requirements of section 423 of the Code.

                           (j)      Expiration of Purchase Right. Any portion of
a Participant's Purchase Right remaining unexercised after the end of the Offering Period to which such Purchase Right relates shall expire immediately upon the end of such Offering Period.

                  10.      Limitations on Purchase of Shares; Rights as a
Stockholder.

                           (a)      Fair Market Value Limitation.
Notwithstanding any other provision of the Plan, no Participant shall be entitled to purchase Shares under the Plan (and under all other employee stock purchase plans which are intended to meet the requirements of section 423 of the Code sponsored by the Company or a parent or subsidiary corporation of the Company) at a rate which exceeds $25,000 in fair market value during a given Offering Period (or such other limit as may be imposed by the Code), for each calendar year in which such Participant's Purchase Right with respect to such Offering Period remains outstanding under the Plan (and under all other employee stock purchase plans described in this sentence). Such fair market value shall be determined as of the initial date of each Purchase Period.

                           (b)      Pro Rata Allocation. In the event the number
of Shares which might be purchased by all Participants in the Plan exceeds the number of Shares available in the Plan, the Company shall make a pro rata allocation of the remaining Shares in as uniform a manner as shall be practicable and as the Company shall determine to be equitable.

                           (c)      Rights as a Stockholder and Employee. A
Participant shall have no rights as a stockholder by virtue of the Participant's participation in the Plan until the Purchase Date. No adjustment shall be made for cash dividends or distributions or other rights for which the record date is prior to the date such stock certificate(s) are issued. Nothing herein shall confer upon a Participant any right to continue in the employ of the Company or interfere in any way with any right of the Company to terminate the Participant's employment at any time.

         11.      Withdrawal.

                  (a) Withdrawal From an Offering. A Participant may withdraw from an Offering by signing and delivering to the Company's payroll office, a written notice of withdrawal on forms provided by the Company for such purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period; provided, however, if a Participant withdraws after the Purchase Date for a Purchase Period of an Offering, the withdrawal shall not affect Shares acquired by the Participant in such Purchase Period. Unless otherwise indicated, withdrawal from an Offering shall not result in a withdrawal from the Plan or any succeeding Offering therein. By withdrawing from an Offering effective as of the close of a given Purchase Date, a Participant may have Shares purchased on such Purchase Date and immediately commence participation in the next Offering commencing after such Purchase Date. A Participant is prohibited from again participating in an Offering at any time upon withdrawal from such Offering. The Company may impose, from time to time, a requirement that the notice of withdrawal be on file with the Company's payroll office for a reasonable period prior to the effectiveness of the Participant's withdrawal from an Offering.

                  (b) Withdrawal from the Plan. A Participant may withdraw from the Plan by signing a written notice of withdrawal on a form provided by the Company for such purpose and delivering such notice to the Company's payroll office. Withdrawals made after a Purchase Date for a Purchase Period shall not affect Shares acquired by the Participant on such Purchase Date. In the event a Participant voluntarily elects to withdraw from the Plan, the Participant may not resume participation in the Plan during the same Offering Period, but may participate in any subsequent Offering under the Plan by again satisfying the requirements of paragraphs 4 and 6(a) above. The Company may impose, from time to time, a requirement that the notice of withdrawal be on file with the Company's payroll office for a reasonable period prior to the effectiveness of the Participant's withdrawal from the Plan.

                  (c) Return of Payroll Deductions. Upon withdrawal from an Offering or the Plan pursuant to paragraphs 11(a) or 11(b), respectively, the withdrawn Participant's accumulated payroll deductions which have not been applied toward the purchase of Shares shall be returned as soon as practicable after the withdrawal, without the payment of any interest (unless the Board decides otherwise pursuant to paragraph 9(e) above), to the Participant, and the Participant's interest in the Offering and/or the Plan, as applicable, shall terminate. Such accumulated payroll deductions may not be applied to any other Offering under the Plan.

                  (d) Participation Following Withdrawal. An employee who is also an officer or director of the Company subject to section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and who is deemed to "cease participation" in the Plan within the meaning of Rule 16b-3 promulgated under the Exchange Act as amended from time to time or any successor rule or regulation ("Rule 16b-3") as a consequence of his or her withdrawal from an Offering pursuant to paragraph 11(a) above or withdrawal from the Plan pursuant to paragraph 11(b) above shall not again participate in the Plan for at least six months after the date of such withdrawal.

                  (e) Waiver of Withdrawal Right. The Company may, from time to time, establish a procedure pursuant to which a Participant may elect (an "Irrevocable Election"), at least six (6) months prior to a Purchase Date, to have all payroll deductions accumulated in his or her Plan account as of such Purchase Date applied to purchase Shares under the Plan, and (i) to waive his or her right to withdraw from the Offering or the Plan and (ii) to waive his or her right to increase, decrease, or cease payroll deductions under the Plan from his or her Compensation during the Purchase Period ending on such Purchase Date. Such election shall be made in writing on a form provided by the Company for such purpose and must be delivered to the Company not later than the close of business on the day preceding the date which is six (6) months before the Purchase Date for which such election is to first be effective.

         12. Termination of Employment. Termination of a Participant's employment with the Company for any reason, including retirement, disability or death or the failure of a Participant to remain an employee eligible to participate in the Plan, shall terminate the Participant's participation in the Plan immediately. In such event, the payroll deductions credited to the Participant's account since the last Purchase Date shall, as soon as practicable, be returned to the Participant or, in the case of the Participant's death, to the Participant's legal representative, and all of the Participant's right under the Plan shall terminate. Interest shall not be paid on sums returned to a Participant pursuant to this paragraph 12 unless the Board elects otherwise pursuant to paragraph 9(e) above. A Participant whose participation has been so terminated may again become eligible to participate in the Plan by again satisfying the requirements of paragraphs 4 and 6(a) above.

         13. Transfer of Control. A "Transfer of Control" shall be deemed to have occurred in the event any of the following occurs with respect to PSC.

                  (a) a merger or consolidation in which PSC is not the surviving corporation;

                  (b) a merger or consolidation in which PSC is the surviving corporation where the stockholders of PSC before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of PSC;

                  (c) the sale, exchange, or transfer of all or substantially all of PSC's assets other than a sale, exchange, or transfer to one (1) or more subsidiary corporations (as defined in section 1, above) of PSC;

                  (d) the direct or indirect sale or exchange by the stockholders of PSC of all or substantially all of the stock of PSC where the stockholders of PSC before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of PSC after such sale or exchange; or

                  (e)      the liquidation or dissolution of PSC;

                  In the event of a Transfer of Control, the Board, in its sole discretion, may arrange with the surviving, continuing, successor, or purchasing corporation, as the case may be (the "Acquiring Corporation"), for the Acquiring Corporation to assume PSC's rights and obligations under the Plan. All Purchase Rights shall terminate effective as of the date of the

Transfer of Control to the extent that the Purchase Right is neither exercised as of the date of the Transfer of Control nor assumed by the Acquiring Corporation.

                  14. Capital Changes. In the event of changes in the common stock of PSC due to a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, or like change in PSC's capitalization, or in the event of any merger (including a merger effected for the purpose of changing PSC's domicile), sale or other reorganization, appropriate adjustments shall be made by PSC in the securities subject to purchase under a Purchase Right, the Plan's share reserve, the number of Shares subject to a Purchase Right, and in the purchase price per Share.

                  15. Transferability. A Purchase Right may not be transferred in any manner otherwise than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. PSC, in its absolute discretion, may impose such restrictions on the transferability of the Shares purchasable upon the exercise of a Purchase Right as it deems appropriate, and any such restriction shall be set forth in the respective subscription agreement and may be referred to on the certificates evidencing such Shares.

                  16. Reports. Each Participant who exercised all or part of his or her Purchase Right for a Purchase Period shall receive, as soon as practicable after the Purchase Date of such Purchase Period, a report of such Participant's account setting forth the total payroll deductions accumulated, the number of Shares purchased, the fair market value of such Shares, the date of purchase and the remaining cash balance to be refunded or retained in the Participant's account pursuant to paragraph 9(g) above, if any. In addition, each Participant shall be provided information concerning PSC equivalent to that information generally made available to PSC's common stockholders.

                  17. Plan Term. This Plan shall continue until terminated by the Board or until all of the Shares reserved for issuance under the Plan have been issued.

                  18. Restriction on Issuance of Shares. The issuance of Shares under the Plan shall be subject to compliance with all applicable requirements of foreign, federal or state law with respect to such securities. A Purchase Right may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any applicable foreign, federal or state securities laws or other law or regulations. In addition, no Purchase Right may be exercised unless (i) a registration statement under the Securities Act of 1933, as amended, shall at the time of exercise of the Purchase Right be in effect with respect to the Shares issuable upon exercise of the Purchase Right, or (ii) in the opinion of legal counsel to PSC, the Shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act. As a condition to the exercise of a Purchase Right, PSC may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

                  19. Legends. The Company may at any time place legends or other identifying symbols referencing any applicable foreign, federal and/or state securities restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing Shares issued under the Plan. The Participant shall, at the request of PSC, promptly present to PSC any and all certificates representing Shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this subparagraph. Unless otherwise specified by PSC, legends placed on such certificates may include but shall not be limited to the following:

                  "THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON THE PURCHASE OF SHARES UNDER THE EMPLOYEE STOCK PURCHASE PLAN AS DEFINED IN SECTION 423 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE TRANSFER AGENT FOR THE SHARES EVIDENCED HEREBY SHALL NOTIFY THE CORPORATION IMMEDIATELY OF ANY TRANSFER OF THE SHARES BY THE REGISTERED HOLDER HEREOF MADE ON OR BEFORE ______________. THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE PLAN IN THE REGISTERED HOLDER'S NAME (AND NOT IN THE NAME OF ANY NOMINEE) PRIOR TO THIS DATE."

                  20. Notification of Sale of Shares. PSC may require the Participant to give PSC prompt notice of any disposition of Shares acquired by exercise of a Purchase Right within two years from the date of granting such Purchase Right or one year from the date of exercise of such Purchase Right. PSC may require that until such time as a Participant disposes of Shares acquired upon exercise of a Purchase Right, the Participant shall hold all such Shares in the Participant's name (and not in the name of any nominee) until the lapse of the time periods with respect to such Purchase Right referred to in the preceding sentence. PSC may direct that the certificates evidencing Shares acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.

                  21. Amendment or Termination of the Plan. The Board may at any time amend or terminate the Plan, except that such termination shall not affect Purchase Rights previously granted under the Plan, nor may any amendment make any change in a Purchase Right previously granted under the Plan which would adversely affect the right of any Participant (except to the extent permitted by the Plan or as may be necessary to qualify the Plan as an employee stock purchase plan pursuant to section 423 of the Code or to obtain qualification or registration of the Shares under applicable foreign, federal or state securities laws). In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would change the number of Shares authorized for issuance under the Plan or would change the definition of the employees (or class of employees) eligible to participate in the Plan, including the corporations that may be designated by the Board as Participating Companies. Furthermore, the approval of the Company's stockholders shall be sought for any amendment to the Plan for which the Board deems stockholder approval necessary in order to comply with Rule 16b-3 promulgated under section 16 of the Exchange Act.

                  The foregoing Physicians' Specialty Corp. 1997 Employee Stock Purchase Plan was duly adopted by the Board of Directors of PSC on the 5th day of November, 1997, and most recently amended on March 11, 1998.

PROXY                                                                   APPENDIX

                   Physicians' Specialty Corp. (the "Company")
                         ANNUAL MEETING OF STOCKHOLDERS

           This Proxy is Solicited on Behalf of the Board of Directors

             The undersigned hereby appoints Ramie A. Tritt, M.D. or Gerald R. Benjamin as proxy to represent the undersigned at the Annual Meeting of Stockholders to be held at The Ashford Club, 400 Perimeter Center Terrace, NE, Atlanta, Georgia 30346 on June 3, 1998 at 10:00 a.m. and at any adjournment thereof, and to vote the Shares the undersigned would be entitled to vote if personally present, as indicated below.

            1.  Election of Directors

         FOR all nominees listed below [ ]       WITHHOLDING AUTHORITY [ ]
         (except as marked to the                to vote for all
         contrary below)                         nominees listed below

          Ramie A. Tritt, M.D., Richard D. Ballard, Gerald R. Benjamin, Edward R. Casas, M.D., Sidney Kirschner and Steven L. Posar, M.D.

         (INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)

--------------------------------------------------------------------------------

             2. Approval and ratification of the 1997 Employee Stock Purchase Plan.

         FOR [ ]                AGAINST [ ]               ABSTAIN [ ]


             3. Approval and ratification of the amendment to the 1996 Stock Option Plan.

         FOR [ ]                AGAINST [ ]               ABSTAIN [ ]



             4. Approval and ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company.

         FOR [ ]                AGAINST [ ]               ABSTAIN [ ]



             5. In their discretion, proxies are authorized to vote upon such business as may properly come before the meeting.

             The Shares represented by this proxy will be voted as directed. If no contrary instruction is given, the Shares will be voted FOR the election of the nominees, FOR the approval and ratification of the 1997 Employee Stock Purchase Plan, FOR the approval and ratification of the amendment to the 1996 Stock Option Plan and FOR the approval and ratification of the appointment of Arthur Andersen LLP as the independent auditors of the Company.


DATED:                      , 1998
      ----------------------



--------------------------
Signature









--------------------------
Signature if held jointly


(Please date, sign as name
appears at the left, and
return promptly. If the
Shares are registered in
the names of two or more
persons, each should sign.
When signing as Corporate
Officer, Partner,
Executor, Administrator,
Trustee or Guardian,
please give full title.
Please note any changes in
your address alongside the
address as it appears in
the proxy.)